Exhibit 10.14

CARRIER GLOBAL CORPORATION
AMENDED AND RESTATED

 SAVINGS RESTORATION PLAN
(Effective March 11, 2020)

ARTICLE I – PREAMBLE

Section 1.1 – Purpose of the Plan

The Carrier Global Corporation Savings Restoration Plan (“SRP” or the “Plan”) is hereby established effective January 1, 2020 (the “Effective Date”) and later amended and restated as of March 11, 2020 for the benefit of eligible Carrier employees seeking additional deferral and matching contribution opportunity for compensation above the IRS Compensation Limit.

Section 1.2 – Spin-off from UTC

On November 26, 2018, United Technologies Corporation (“UTC”) announced its intention to separate into three independent companies, UTC, Carrier Global Corporation (the “Corporation”) and Otis Worldwide Corporation (“Otis”), through spin-off transactions expected to be completed by mid-year 2020. The transaction by which the Corporation ceases to be a Subsidiary of UTC is referred to herein as the “Spin-off.” In connection with the Spin-off, and pursuant to the terms of the Employee Matters Agreement to be entered into by and among the Corporation, UTC, and Carrier (the “Employee Matters Agreement”), the Corporation and the Plan shall assume all obligations and liabilities of UTC and its Subsidiaries under the UTC SRP with respect to “Carrier Group Employees” and “Former Carrier Group Employees” (as such terms are defined in the Employee Matters Agreement, and collectively referred to as “Carrier Employees”). Any benefits due under the UTC SRP with respect to Carrier Employees or Beneficiaries of Carrier Employees will now be the responsibility of the Corporation and this Plan, and any such benefits accrued but not yet paid under the UTC SRP immediately prior to the Effective Date, will be administered and paid under the terms of this Plan. All investment and distribution elections and designations of Beneficiary made under the UTC SRP by a Carrier Employee or Beneficiary of a Carrier Employee and in effect immediately prior to the Effective Date will continue to apply and shall be administered under this Plan, until such election or designation expires or is otherwise changed or revoked in accordance with the terms of the Plan. All valid domestic relations orders filed with the UTC SRP as of immediately prior to the Effective Date with respect to the benefit of a Carrier Employee shall continue to apply under this Plan to the extent provided under Section 9.2.

ARTICLE II – DEFINITIONS

Unless otherwise indicated, capitalized terms herein shall have the same meaning ascribed under the Qualified Savings Plan.

(a)	Beneficiary means the person, persons or entity designated on an electronic or written form by the Participant to receive the value of his or her Plan Accounts in the event of the Participant’s death in accordance with the terms of this Plan. If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Accounts will be paid to the Participant’s estate.

(b)	Benefit Restoration Contribution means an amount credited on behalf of the Participant to the DCP that would have been credited to the Participant’s Carrier Contribution Account under this Plan but for the reduction of such Participant’s Eligible Compensation due to an elective deferral of compensation by the Participant under the DCP.

(c)	Carrier means Carrier Global Corporation.

(d)	Carrier Company means (i) prior to the Spin-off, UTC or any entity controlled by or under common control with UTC within the meaning of Section 414(b) or (c) of the Code and (ii) from and after the Spin-off, the Corporation and any entity controlled by or under common control with the Corporation within the meaning of Section 414(b) or (c) of the Code (but under both (i) and (ii) substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).

(e)	Carrier Contribution means the amount credited to a Participant’s Carrier Contribution Account in accordance with the formula set forth in Article V.

(f)	Carrier Contribution Account means a Plan account maintained on behalf of a Participant for the purpose of crediting Carrier Contributions.

(g)	Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to any Section of the Internal Revenue Code shall include any final regulations or other applicable guidance. References to “Section 409A” shall include Section 409A of the Code and any final regulations or other applicable guidance issued thereunder by the Internal Revenue Service from time to time in effect.

(h)	Committee means the Carrier Employee Benefit Committee, which is responsible for the administration of the Plan. The Committee may delegate administrative responsibilities to individuals and entities as it shall determine.

(i)	Common Stock means the common stock of United Technologies Corporation until the Spin-off and means the common stock of Carrier Global Corporation from and after such date.

(j)	Corporation means Carrier Global Corporation.

(k)	DCP means the Carrier Global Corporation Deferred Compensation Plan.

(l)	Default Investment Option means the Investment Fund designated by the Plan or selected by the Committee on behalf of all Participants at the time they first become eligible to participate in the Plan. Unless otherwise determined in the sole discretion of the Committee, the Default Investment Option shall be the income fund until the date of the Spin-off and thereafter shall be the stable value fund (or its closest equivalent).

(m)	Deferred Stock Units means, until the Spin-off, hypothetical shares of UTC Common Stock, and from and after the Spin-off, hypothetical shares of the Corporation’s Common Stock.

(n)	Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration.

(o)	Election Form means the enrollment form provided by the Committee to Participants electronically or in paper form for the purpose of deferring Eligible Compensation under the Plan. Each Participant’s Election Form must contain such information as the Committee may require, including: the percentage of Eligible Compensation to be deferred with respect to the following calendar year; the percentage allocation among the Investment Funds with respect to the Participant Contribution Account; and if not previously elected for the Plan Accounts, the method of distribution.

(p)	Eligible Compensation means the total compensation paid with respect to a Plan Year to a Participant meeting the definition of “Compensation” as set forth in the Qualified Savings Plan, but (a) modified by disregarding the IRS Compensation Limit in such definition and (b) including a Participant’s contributions to this Plan.

(q)	Employee means an employee of the Corporation and its Subsidiaries, but excluding any employee who is not eligible to participate in the Qualified Savings Plan and any Represented Employee (as defined in the Qualified Savings Plan). For the period from January 1, 2020, until the Spin-off date, “Corporation” as used in this definition shall mean Carrier Global Corporation and “Employee” shall exclude any employee of UTC and its Subsidiaries and affiliates who is not deemed to be within the Carrier business unit of UTC.

(r)	Investment Fund means a hypothetical fund that tracks the value of an investment option offered under the Qualified Savings Plan or the DCP, as determined by the Committee. Investment Funds offered under the SRP may be changed from time to time by the Committee and shall be valued in the manner set forth in Section 6.3. The value of Participants’ Plan Accounts shall be adjusted to replicate the performance of the applicable Investment Funds. Amounts credited to any Investment Fund do not result in the investment in actual assets corresponding to the Investment Fund.

(s)	IRS Compensation Limit means the limitation imposed by Section 401(a)(17) of the Code.

(t)	A Participant eligible to contribute under the Plan for a Plan Year means an eligible Employee: (i) who is a participant in the Qualified Savings Plan; (ii) whose Eligible Compensation is in excess of the IRS Compensation Limit; (iii) who elects to defer Eligible Compensation under the Plan; and (iv) who is not an active participant in the UTC SRP or the Otis Savings Restoration Plan. A Participant who has previously contributed to the Plan but who ceases to be eligible under the preceding sentence shall not be eligible to make or receive a contribution under Article IV or V but shall remain a Participant under the Plan with respect to his or her Plan Accounts until they are distributed or forfeited in accordance with the terms of the Plan.

(u)	Participant Contribution Account means a Plan account maintained on behalf of a Participant who defers Eligible Compensation under this Plan.

(v)	Performance-Based Compensation means performance-based compensation as defined in Treas. Reg. § 1.409A–1(e).

(w)	Plan means the Carrier Global Corporation Savings Restoration Plan, as amended from time to time.

(x)	Plan Accounts means the Participant Contribution Account and the Carrier Contribution Account maintained on behalf of a Participant.

(y)	Plan Year means the calendar year.

(z)	Qualified Saving Plan means the United Technologies Corporation Employee Savings Plan until the Spin-off date and means the Carrier Retirement Savings Plan from and after the Spin-off date.

(aa)	Separation from Service means a Participant’s termination of employment with all Carrier Companies, other than by reason of death. A Separation from Service will be deemed to occur when the Participant and the Carrier Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an Employee or as an independent contractor) for Carrier Companies will be permanently reduced to a level that is less than thirty-seven and one-half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Carrier Companies for less than 36 months). A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one Carrier Company to another Carrier Company. For avoidance of doubt, a transfer of employment from an entity that constitutes a Carrier Company prior to the Spin-off to an entity that constitutes a Carrier Company following the Spin-off shall not constitute a Separation from Service under this Plan or with respect to benefits accrued under the UTC SRP and transferred to this Plan if such transfer is made in connection with the Spin-off, but a transfer from a Carrier Company to UTC or Otis (or one of their affiliates) after the Spin-off (and that otherwise satisfies the definition of a Separation from Service) shall constitute a Separation from Service.

(bb)	Specified Employee means for the period (1) until the Corporation’s first specified employee effective date following the Spin-off, those officers and executives of the Corporation and its Subsidiaries who were identified as a specified employee of UTC on the “specified employee identification date” preceding such specified employee effective date (as such terms are defined by Treas. Reg. § 1.409A-1(i)(3) and (4)); and (2) from and after the Corporation’s first specified employee effective date following the Spin-off, each of the fifty (50) highest-paid officers and other executives of the Corporation and its affiliates (determined for this purpose under Treas. Reg. § 1.409A-1(g)), effective annually as of April 1st, based on compensation reported in Box 1 of Form W-2, but including amounts that are excluded from taxable income as a result of elective deferrals to qualified plans and pre-tax contributions. Foreign compensation earned by a nonresident alien that is not effectively connected with the conduct of a trade or business in the United States will not be used to determine Specified Employees following the Spin-off.

(cc)	Spin-off has the meaning set forth in Section 1.2.

(dd)	Subsidiary means any corporation, partnership, joint venture, limited company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

(ee)	UTC means United Technologies Corporation.

(ff)	UTC SRP means the United Technologies Corporation Savings Restoration Plan.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

Section 3.1 – Eligibility

(a)	Eligibility to Make Employee Contributions. Each Employee who meets the definition of Participant shall be eligible to make contributions in accordance with Article IV of the Plan if and to the extent such Employee’s Eligible Compensation is in excess of the IRS Compensation Limit.

(b)	Eligibility for Carrier Contributions. Each Employee who is eligible under Section 3.1(a) above and has completed one year of Continuous Service (as defined in the Qualified Savings Plan) shall be eligible to receive Carrier Contributions in accordance with Article V of the Plan.

Section 3.2 – Participation

With respect to any calendar year for which the Committee offers the opportunity to defer Eligible Compensation, each eligible Participant may elect to participate in the Plan by timely filing an Election Form, properly completed in accordance with Section 4.1. Participation in the Plan is voluntary.

ARTICLE IV – PARTICIPANT ELECTIONS AND DESIGNATIONS

Section 4.1 – Election

An eligible Participant may, on or before the election deadline established by the Committee, make an electronic or written election on the Election Form to defer Eligible Compensation.

Section 4.2 – Election Amount

An eligible Participant must designate in the Election Form the percentage of Eligible Compensation that will be deferred under the Plan, in a whole percentage between one and six percent.

Section 4.3 – Election Date

(a)	To defer Eligible Compensation under the Plan, an electronic or written Election Form must be completed and submitted to the Committee within such period as the Committee may specify. To the extent an election is made to defer Eligible Compensation that includes an incentive compensation payment that qualifies as Performance-Based Compensation with respect to services to be performed in the current calendar year and otherwise payable in the immediately following calendar year, such election must be submitted to the Committee no later than the June 30 of the current calendar year, or such earlier date as the Committee may specify. In all other cases, the deferral election must be submitted by December 31 preceding the calendar year in which the Eligible Compensation is earned or such earlier date as the Committee may specify.

(b)	A deferral election shall be effective only if the individual making the election is still an eligible Participant at the election deadline. Except as provided below in Section 4.6 (Change in Distribution Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline. An eligible Employee must timely submit an election by the election deadline to be eligible to participate in the Plan. Once an election is made to defer Eligible Compensation, the election will be deemed an evergreen election and will be applied to future Plan Years, unless the election is revised or canceled during a subsequent annual enrollment period.

Section 4.4 – Distribution Election

At the time the Participant first elects to defer Eligible Compensation under this Plan, the Participant may elect on the Election Form to have the Participant’s Plan Accounts distributed in a lump sum or in two to fifteen annual installments. If no distribution election is made with respect to a Participant’s Plan Accounts, the distribution will be made in a lump sum at the time set forth in Section 7.1.

Section 4.5 – Investment Fund Allocations

When completing the Election Form, the Participant must allocate the amount to be deferred, in whole percentages, among the available Investment Funds. To the extent that the Participant fails to make an effective allocation among the available Investment Funds, the deferral shall be allocated entirely to the Default Investment Option. Participants may change the asset allocation of their existing Participant Contribution Accounts, and Carrier Contribution Account balances (effective as of or after the Spin-off), or future deferrals, as permitted by the Committee. Prior to the date of the Spin-off, Deferred Stock Units may not be exchanged for any other Investment Funds. From and after the Spin-off, Deferred Stock Units may be exchanged for other Investment Funds, but no exchanges may be from other Investment Funds into Deferred Stock Units and no new allocations may be directed to Deferred Stock Units.

Section 4.6 – Change in Distribution Election

A Participant may make an irrevocable election to change the time or form of distribution, either by changing the number of installments (including changing to or from a lump sum), the commencement date, or both, for his or her Plan Accounts. A change to the time or form of distribution must meet all of the following requirements:

(a)	The new election must be made at least twelve months prior to the earlier of the date on which payments will commence under the current election and/or the date of a Separation from Service following attainment of age 50; and the new election shall be ineffective if the Participant incurs a Separation from Service within twelve months after the date of the new election;

(b)	The new election will not take effect until at least twelve months after the date when the new election is submitted in a manner acceptable to the Committee; and

(c)	The new payment commencement date must be at least five years later than the date on which payments would commence under the current election.

A maximum of three change elections are allowed under the Plan.

Section 4.7 – Designation of Beneficiary

Each Participant shall designate a Beneficiary for his or her Plan Accounts on an electronic or written form provided by the Committee. A Participant may change such designation on an electronic or written form acceptable to the Committee, and any change will be effective on the date received by the Committee. Designations received after the date of the Participant’s death will not be effective. If a Beneficiary designation is not filed with the Committee before the Participant’s death, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Accounts will be paid to the Participant’s estate. If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any: (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.7. In the event of the death of a Participant, distributions shall be made in accordance with Section 7.6.

ARTICLE V – CARRIER CONTRIBUTIONS

Section 5.1 – Contribution Amount

The Corporation will credit a sixty percent (60%) matching contribution to the Plan on up to six percent (6%) of each Participant’s Eligible Compensation deferred under the Plan during the Plan Year. If the matching contribution formula in the Qualified Savings Plan is amended, the matching contribution formula under the Plan will mirror such amendment.

Section 5.2 – Eligibility for Contribution

A Participant shall not receive a Carrier Contribution with respect to any Participant deferrals that would otherwise have been paid to the Participant prior to the Participant’s meeting the participation requirements of Section 3.1(b) of the Plan.

Section 5.3 – Form of Carrier Contribution

Except as provided in Section 5.6, any Carrier Contribution made prior to the date of the Spin-off shall be in the form of Deferred Stock Units. From and after the date of the Spin-off, the Carrier Contribution will not be in the form of Deferred Stock Units and instead will be in the form of other Investment Funds that will be allocated in accordance with the Participant’s investment allocations as in effect from time to time. Effective as of the Spin-off, Participants may exchange Deferred Stock Units credited to their Carrier Contribution Account for other Investment Funds and elect to have future Carrier Contributions directed to any Investment Fund as provided in Section 4.5.

Section 5.4 – Timing of Contribution

Allocation of Carrier Contributions and Participant deferrals shall generally be made to each Participant’s Carrier Contribution Account on or immediately following each pay period, but no less frequently than once with respect to each Plan Year. The Corporation may in its sole discretion credit additional amounts to Participants’ Carrier Contribution Accounts, may specify vesting requirements applicable to such additional amounts and need not treat all Participants uniformly.

Section 5.5 – Vesting of Contributions

A Participant is always 100% vested in his or her Participant Contribution Account. A Participant shall be vested in the value of his or her Carrier Contribution Account upon the first to occur of the following: participation in the Plan for two years (including the UTC SRP prior to the Spin-off); completion of three years of Continuous Service (as defined in the Qualified Savings Plan), attainment of age 65; the death or Disability of the Participant while employed by a Carrier Company; the layoff of a Participant from a Carrier Company due to lack of work; or the Participant’s entrance into United States military service before completing two years of Plan participation.

Section 5.6 – Benefit Restoration Contribution

At the end of each Plan Year, the Committee will determine whether a Participant is eligible to receive a Benefit Restoration Contribution and will credit any applicable Benefit Restoration Contribution to the affected Participant’s account under the DCP in the same manner as provided for Benefit Restoration Contributions with respect to the Qualified Savings Plan under the terms of the DCP.

ARTICLE VI – PLAN ACCOUNTS

Section 6.1 – Accounts

A Participant Contribution Account and a Carrier Contribution Account will be established for each Participant.

(a)	Participant Contribution Accounts. Participant Contribution Accounts shall be allocated or reallocated among Investment Funds in accordance with the Plan terms and each Participant’s instructions in the manner set forth in Section 4.5.

(b)	Carrier Contribution Accounts. Carrier Contribution Accounts shall be credited with Deferred Stock Units until the date of the Spin-off and thereafter shall be credited with other available Investment Funds in accordance with a Participant’s Investment Fund allocations. Carrier Contribution Accounts denominated in Deferred Stock Units shall be maintained in Deferred Stock Units, unless allocated or reallocated among Investment Funds in accordance with the Plan terms and each Participant’s instructions in the manner set forth in Section 4.5. Carrier Contribution Accounts will be credited daily with investment earnings and losses, including dividends and capital gains, where applicable, in accordance with the Plan terms and a Participant’s investment elections.

Section 6.2 – Valuation of Stock Unit Funds

Until the Spin-off, deferred compensation allocated to the UTC Stock Unit Fund will be converted to UTC Deferred Stock Units, including fractional UTC Deferred Stock Units. Upon the Spin-off, UTC Deferred Stock Units will be converted into Carrier Deferred Stock Units, including fractional Carrier Deferred Stock Units, in accordance with the Employee Matters Agreement. A UTC or Carrier Deferred Stock Unit, as the case may be, shall have a value equal to the closing price of one share of the underlying Common Stock as reported on the composite tape of the New York Stock Exchange. The number of Deferred Stock Units will be calculated by dividing the amount of Eligible Compensation deferred by the closing price of the applicable Common Stock on the date when the deferred amount is credited to the Participant’s UTC or Carrier Stock Unit Fund, as applicable. Deferred Stock Units will be credited with dividend equivalent payments equal to the declared dividend on the underlying Common Stock (if any). Such dividend equivalent payments will be converted to additional Deferred Stock Units and fractional units using the closing price of the underlying Common Stock as of the date such dividends are credited to the Participant’s UTC stock unit fund or Carrier stock unit fund.

Section 6.3 – Valuation of Investment Funds

Deferred compensation allocated to Investment Funds will be converted to the applicable Investment Fund units based on the closing share price of that Investment Fund as of the date the deferred amount is credited to the Participant’s applicable Investment Fund. The value of the units of an Investment Fund will fluctuate on each business day based on the performance of the applicable Investment Fund.

Section 6.4 – Allocation to Accounts

During the year of deferral, Participant deferred amounts will be allocated to the Participant’s Contribution Account and Investment Funds as of or as soon as administratively practicable after the date the deferred amounts would otherwise have been paid to the Participant. Carrier Contributions will be allocated to the Participant’s Carrier Contribution Account and Investment Funds on or as soon as administratively practicable following each pay period, but no less frequently than once with respect to each Plan Year.

Section 6.5 – Reports to Participants

The Committee will provide or make available detailed information to Participants regarding the credited value of Plan Accounts, distribution elections, Beneficiary designations, and Investment Fund allocations. Such information may be provided via electronic media as determined by the Committee. No Carrier Company, no director, officer or employee of a Carrier Company, and no entity retained by a Carrier Company to provide Plan services shall have any liability to any Participant or Beneficiary for any failure or delay in providing such information or for the results of any error (including any failure to implement any Investment Fund allocation) disclosed in such information.

ARTICLE VII – DISTRIBUTION OF ACCOUNTS

Section 7.1 – Timing of Plan Distributions

Except as provided in Section 4.6 (Change in Distribution Election), Section 7.4 (Separation from Service before Attaining Age Fifty), Section 7.5 (Separation from Service of Specified Employees), and Section 7.6 (Death), the value of a Participant’s Plan Accounts will be distributed (or begin to be distributed) to the Participant in April of the calendar year following the calendar year of the Participant’s Separation from Service.

Section 7.2 – Method of Distribution

Except as provided in Section 7.4 (Separation from Service before Attaining Age Fifty) and Section 7.6 (Death), Plan Accounts will be distributed to the Participant in a single lump-sum payment, or in a series of annual installment payments, in accordance with the Participant’s election on file. Annual installment distributions shall be payable to the Participant beginning as of the payment commencement date and continuing as of each anniversary of the payment commencement date thereafter until all installments have been paid. To determine the amount of each installment, the value of the Participant’s Plan Accounts on the payment date will be multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of scheduled installments.

Section 7.3 – Form of Distribution

(a)	Pre-Spin-off. Until the Spin-off, Participant Contribution Account distributions will be made in cash, and Carrier Contribution Account distributions will be made in UTC Common Stock (with fractional shares settled in cash)

(b)	Post-Spin-off. Effective as of the Spin-off, Participant Contribution Account distributions and Carrier Contribution Account distributions will be made in cash.

Section 7.4 – Separation from Service before Attaining Age Fifty

If a Participant’s Separation from Service occurs before the Participant attains age fifty (50), the full value of the Participant’s Plan Accounts will be distributed to the Participant in a lump-sum payment in April of the calendar year following the calendar year of the Participant’s Separation from Service (or, if the Participant is a Specified Employee at the time of his or her Separation from Service, on the date provided in Section 7.5, below, if later) regardless of the distribution option elected and regardless of any change in the distribution election.

Section 7.5 – Separation from Service of Specified Employees

Distributions to Specified Employees on account of a Separation from Service will not be made or commence earlier than the first day of the seventh month following the date of Separation from Service. All Plan Accounts shall continue to accrue hypothetical investment gains and losses as provided in Article VI until the distribution date. In the case of a distribution in installments, the date of any subsequent installments shall not be affected by the delay of any installment hereunder.

Section 7.6 – Death

In the event of the death of a Participant before the Participant’s Plan Accounts have been fully distributed, the full remaining value of the Participant’s Plan Accounts will be distributed to the designated Beneficiary or the Participant’s estate in a lump sum no later than December 31st of the year immediately following the year in which the death occurred. Upon notification of death, pending distribution, the value of the Participant’s Plan Accounts will be allocated to the Default Investment Option.

Section 7.7 – Accelerated Distribution in the Case of an Unforeseeable Emergency

(a)	The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of a Participant’s Plan Accounts upon the occurrence of an Unforeseeable Emergency. An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case. Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan.

(b)	Distributions on account of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need. Such amount may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

(c)	The Committee will determine from which Investment Funds hardship distributions will be made. Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of Unforeseeable Emergency.

Section 7.8 – Disability

In the event of the Disability of a Participant that qualifies as a “Separation from Service” for purposes of Section 409A, the Participant’s Plan Accounts will be distributed in accordance with the Participant’s elections on file.

Section 7.9 – Administrative Adjustments in Payment Date

A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1). A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan. In no event will a payment to a Specified Employee on account of a Separation from Service be made or commence earlier than the first day of the seventh month following the date of Separation from Service. A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 7.9.

Section 7.10 – Minimum Balance Payout Provision

If a Participant’s Plan Accounts balance under this Plan (and under all other nonqualified deferred compensation plans of the Corporation that are required to be aggregated with this Plan under Section 409A), determined at the time of the Participant’s Separation from Service, is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation from Service occurs, the Committee retains discretion to distribute the Participant’s entire Plan Accounts (and the Participant’s entire interest in any other nonqualified deferred compensation plan that is required to be aggregated with this Plan) in a lump sum in the month of April following the Participant’s Separation from Service, even if the Participant has elected to receive a different form of distribution. Any exercise of the Committee’s discretion taken pursuant to this Section 7.10 shall be evidenced in writing, no later than the payment date.

ARTICLE VIII – AMENDMENT AND TERMINATION OF PLAN

Section 8.1 – Amendment

The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment. In the event of any change in law or regulation relating to the Plan or the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective as of the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VII. To the extent any rule or procedure adopted by the Committee is inconsistent with a provision of the Plan that is administrative, technical or ministerial in nature, the Plan shall be deemed amended to the extent of the inconsistency.

Section 8.2 – Plan Suspension and Termination

(a)	The Committee may, at any time, suspend or terminate the Plan with respect to new or existing Election Forms if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.

(b)	In the event of the suspension of the Plan, no additional deferrals or Carrier Contributions shall be made under the Plan. All previous deferrals and Carrier Contributions shall accumulate and be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.

(c)	Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Accounts in a lump sum, to the extent permitted under Section 409A. All payments that may be made pursuant to this Section 8.2(c) shall be made no earlier than the 13th month and no later than the 24th month after the termination of the Plan. The Corporation may not accelerate payments pursuant to this Section 8.2(c) if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Reg. § 1.409A-3(j)(4)(ix)(C)(1). If the Corporation exercises its discretion to accelerate payments under this Section 8.2(c), it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan’s termination. The Committee may also provide for distribution of Plan Accounts following a termination of the Plan under any other circumstances permitted by Section 409A.

Section 8.3 – No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.

ARTICLE IX – GENERAL PROVISIONS

Section 9.1 – Unsecured General Creditor

The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future. Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.

Section 9.2 – Nonassignability

(a)	Except as provided in subsection (b) or (c) below, no Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan, and all Plan Accounts and the rights to all payments are unassignable and non-transferable. Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. Plan Accounts or other Plan benefits? will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

(b)	The Plan shall comply with the terms of any valid domestic relations order submitted to the Committee. Any payment of a Participant’s Plan Accounts to a party other than the Participant pursuant to the terms of a domestic relations order shall be charged against and reduce the Participant’s Plan Accounts. Neither the Plan, the Corporation, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Participant or Beneficiary, for complying with the terms of a domestic relations order.

(c)	To the extent that any Participant, Beneficiary or other person receives an excess or erroneous payment under the Plan, the amount of such excess or erroneous payment shall be held in a constructive trust for the benefit of the Corporation and the Plan, and shall be repaid by such person upon demand. The Committee may reduce any other benefit payable to such person, or may pursue any remedy available at law or equity to recover the amount of such excess or erroneous payment or the proceeds thereof. Notwithstanding the foregoing, the amount payable to a Participant or Beneficiary may be offset by any amount owed to any Carrier Company to the extent permitted by Section 409A.

Section 9.3 – No Contract of Employment

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any Carrier Company and any Participant. Participants and Beneficiaries will have no rights against any Carrier Company resulting from participation in the Plan other than as specifically provided herein. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any Carrier Company for any length of time or to interfere with the right of any Carrier Company to terminate a Participant’s employment.

Section 9.4 – Governing Law

The provisions of the Plan will be construed and interpreted according to the laws of the State of Delaware, to the extent not preempted by federal law.

Section 9.5 – Validity

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 9.6 – Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail to the Carrier Global Corporation, 13995 Pasteur Boulevard, Palm Beach Gardens, FL 33418, Attn: Carrier Employee Benefit Committee. Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

Section 9.7 – Successors

The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity that by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

Section 9.8 – Incompetence

If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary. Any such payment from a Participant’s Plan Accounts shall be a complete discharge of any liability under the Plan with respect to the amount so paid.

Section 9.9 – Section 409A Compliance

To the extent that rights or payments under this Plan are subject to Section 409A, the Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Any distribution election that would not comply with Section 409A shall not be effective for purposes of this Plan. To the extent that a provision of this Plan does not comply with Section 409A, such provision shall be void and without effect. The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Participant or with respect to any payment. In no event shall any Carrier Company; any director, officer, or employee of a Carrier Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

Section 9.10 – Withholding Taxes

The Committee may make any appropriate arrangements to deduct from all deferrals, contributions, vested Plan Accounts, and distributions under the Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits and payments.

ARTICLE X – ADMINISTRATION AND CLAIMS

Section 10.1 – Plan Administration

The Committee shall be solely responsible for the administration and operation of the Plan and shall be the administrator for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan. All decision and interpretations of the Committee shall be final and binding on all parties.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at Carrier Global Corporation, 13995 Pasteur Boulevard, Palm Beach Gardens FL 33418, Attn: Employee Benefit Committee. The Committee shall respond in writing as soon as practicable.

Section 10.2 – Claim Procedures

A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 10.2 as a “Claimant”) may file a written request with the Committee setting forth the claim. The Committee shall consider and resolve the claim as set forth below.

(a)	Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within 90 days. The Committee may, however, extend the response period for up to an additional 90 days for reasonable cause and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.

(b)	If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c)	Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d)	Within 60 days after the Committee receives a request for review, it will review the initial determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e)	All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant: (1) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to his or her benefits; and (3) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

CERTAIN REGULATORY MATTERS

The Plan is subject to ERISA. However, because the Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is exempt from most of ERISA’s requirements. Although the Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts the Plan from most of ERISA’s reporting and disclosure requirements.

TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?

All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to:

Carrier Global Corporation

13995 Pasteur Boulevard

Palm Beach Gardens, FL 33418

Attn: Employee Benefit Committee

Telephone: 561-365-2000